EXHIBIT 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 27, 2003, relating to the financial statements and financial statement schedules of Paxson Communications Corporation, which appears in Paxson Communications Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002.

PRICEWATERHOUSECOOPERS LLP

Miami, Florida
June 3, 2003